Exhibit 99.1

Contact: Art Quirk Post Properties, Inc. (404) 846-5013

Post Properties Announces Second Quarter 2016 Earnings

Investor/Analyst Conference Call Scheduled for Tuesday, August 2nd at 10:00 a.m. ET

ATLANTA, Monday, August 1, 2016 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $21.1 million, or $0.39 per diluted share, for the second quarter of 2016, compared to $18.7 million, or $0.34 per diluted share, for the second quarter of 2015.

Net income available to common shareholders for the six months ended June 30, 2016, was $40.3 million, or $0.75 per diluted share, compared to $37.7 million, or $0.69 per diluted share, for the six months ended June 30, 2015.  Net income for the first six months of 2015 included a gain on the sale of real estate assets of $1.5 million, or $0.03 per diluted share.

Funds From Operations

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance.  A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the second quarter of 2016 was $43.9 million, or $0.82 per diluted share, compared to $40.4 million, or $0.74 per diluted share for the second quarter of 2015.

FFO for the six months ended June 30, 2016 was $85.8 million, or $1.60 per diluted share, compared to $78.9 million, or $1.44 per diluted share, for the six months ended June 30, 2015.  FFO for the first half of 2015 included losses on extinguishment of indebtedness of $0.2 million, or less than $0.01 per diluted share.

Said Dave Stockert, Post’s CEO and President, “The Company produced double-digit growth in funds from operations in the second quarter, with each area of the business contributing to solid profitability. During the quarter we opened phase II of our community in Raleigh, North Carolina − a quality addition to our portfolio in that market that is being well received, achieving strong leasing velocity and rents.”

Fully Stabilized (“Same Store”) Community Data

Total revenues at the Company’s 52 same store communities, containing 19,819 apartment units, increased 3.2% and total operating expenses increased 4.5% during the second quarter of 2016, compared to the second quarter of 2015, producing a 2.4% increase in same store net operating income (“NOI”).  The average monthly rental rate per unit increased 2.7% during the second quarter of 2016, compared to the second quarter of 2015. Average economic occupancy was 96.2% for the second quarter of 2016, compared to 96.0% for the second quarter of 2015.

On a sequential basis, total revenues for the same store communities increased 1.3% and total operating expenses increased 2.8%, resulting in a 0.4% increase in same store NOI for the second quarter of 2016, compared to first quarter of 2016.  On a sequential basis, the average monthly rental rate per unit increased 0.8%.  For the second quarter of 2016, average economic occupancy at the same store communities was 96.2%, compared to 96.2% for the first quarter of 2016.

Total revenues for the same store communities increased 3.6% and total operating expenses increased 4.7% during the first half of 2016, compared to the first half of 2015, producing a 2.9% increase in same store NOI. The average monthly rental rate per unit increased 2.6% for the six months ended June 30, 2016, compared to the six months ended June 30, 2015. For the six months ended June 30, 2016, average economic occupancy at the Company’s same store communities was 96.2% compared to 95.5% for the six months ended June 30, 2015.

The Company uses same store NOI as a measure of reportable segment operating performance. A reconciliation of same store NOI to GAAP net income is included in the financial data (Table 2) accompanying this press release.  Information on same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.

Investment Activity

Development Activity

In the aggregate, the Company has 2,290 units in six apartment communities, and approximately 5,800 square feet of retail space, under development with a total estimated cost of $478.6 million, and a remaining funding requirement of $258.9 million. The Company believes it has adequate internal and external resources to fund its development commitments.

During the second quarter, the Company began leasing apartment units at its newest community - Post Parkside at Wade™, Phase II - located in Raleigh, North Carolina. As of July 30, 2016, this community was 24.9% leased.

Disposition Activity

The Company announced today that it has commenced the marketing for sale of three apartment communities, located in Atlanta, Georgia, and owned in a joint venture in which the Company owns a 25% interest.  The sale of these three communities is currently expected to be completed by the end of the fourth quarter, although there can be no assurance that any sale will occur.  In connection with the proposed sale, the Company expects to incur its share of the costs associated with prepaying the mortgage loans encumbering the communities.  The Company’s share of such prepayment costs is currently estimated to be approximately $1.2 million to $1.3 million.

Share Repurchase Program

There were no share repurchases in the second quarter of 2016. Future repurchases, if any, are expected to be conditioned on the trading price of the Company’s common stock in relation to management’s estimates of the net asset value of the Company’s portfolio and on general economic and market conditions.

Financing Activity

Leverage and Line of Credit Capacity

Total outstanding principal value of debt and liquidation value of preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of real estate assets and debt) was 30.4% at June 30, 2016.

As of July 30, 2016, the Company had outstanding borrowings of $67.6 million and letters of credit totaling $0.2 million under its combined $330 million unsecured lines of credit. The Company has no principal debt maturities until 2017.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

At-the-Market Common Equity Program

The Company has available an at-the-market (“ATM”) common equity program that provides for the sale of up to 4 million shares of common stock.  Sales under this ATM program, if any, are dependent on a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock, the Company’s liquidity position and the potential use of proceeds.

2016 Outlook

The estimates and assumptions presented below are forward looking and are based on the Company’s future view of the apartment markets and of general economic conditions, as well as other risks outlined below under the caption “Forward-Looking Statements.”  There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below.  The Company assumes no obligation to update this guidance in the future.

Based on its current outlook, the Company anticipates that net income available to common shareholders and FFO per diluted share for the full year 2016 will be in the range set forth below.

Previously
	Current	Issued
	Outlook	Outlook
Net income available to common shareholders, per diluted share	$1.45 - $1.51	$1.37 - $1.49
FFO per diluted share	$3.20 - $3.24	$3.12 - $3.22

Same Store Outlook
Revenue Growth	3.0% - 3.3%	2.8% - 3.2%
Operating Expense Growth	3.3% - 3.7%	3.4% - 4.0%
Net Operating Income Growth	2.5% - 3.3%	2.1% - 3.1%

A reconciliation of our current outlook for net income available to common shareholders per diluted share to our current outlook for FFO per diluted share is included in the table below.

	Year ended
	December 31, 2016
	Low	High
Forecasted net income available to common shareholders, per diluted share	$1.45	$1.51

Forecasted real estate depreciation, per diluted share	1.75	1.73

Forecasted funds from operations, per diluted share	$3.20	$3.24

Forecasted net income available to common shareholders per diluted share excludes gains on future asset sales. Gains on sales of real estate assets are also excluded from the definition of FFO. In 2016, the Company’s share of forecasted gains on sales of assets held in unconsolidated entities are currently estimated to be in range of $37 million to $42 million; although there can be no assurance that any asset sales will occur or that forecasted gains on sales will be realized in 2016. The Company’s current earnings and FFO guidance includes the Company’s share of the loan prepayment costs estimated to be approximately $1.2 million to $1.3 million associated with prepaying the mortgage loans encumbering these communities.

The Company reports historical adjusted funds from operations information in its Quarterly Supplemental Financial Data as described below. Operating property capital expenditures are forecasted to be approximately $26.0 million for the full year 2016.

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity, balance sheet and properties. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://get.adobe.com/reader/.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website.  The non-GAAP financial measures include Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), property net operating income, operating capital expenditures, and certain debt statistics and ratios.  The definitions of non-GAAP financial measures are listed below and on page 20 of the Supplemental Financial Data.  The Company uses these measures to monitor the operating and financial performance of the Company and believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, non-cash impairment charges on depreciable real estate, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance.

In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations – The Company uses AFFO as a supplemental non-GAAP measure. AFFO is defined by the Company as FFO less operating capital expenditures and after adjusting for the impact of debt extinguishment losses, if any. AFFO is used as an additional measure in evaluating Company performance, as an indication of the REIT’s ability to fund its operating capital expenditures through earnings and in reviewing its common dividend policy over time. In addition, since other equity REITs provide AFFO, or similar supplemental measures, to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company’s calculation of AFFO is reconciled to the line on its consolidated statement of cash flows entitled “net cash flow provided by operating activities”, the comparable GAAP measure.

Property Net Operating Income (“NOI”) – The Company uses property NOI, including same store NOI and same store NOI by market, as a reportable segment operating performance measures. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that property NOI is an important measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store segment groupings and individual properties. Additionally, the Company believes that property NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to property NOI (see Tables 2 and 3).

Operating Capital Expenditures – The Company uses aggregate Company and same store annually recurring and periodically recurring capital expenditures as cash flow measures. The Company believes that aggregate Company and same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its communities on an ongoing basis. Aggregate company annually recurring and periodically recurring capital expenditures include information with respect to the Company’s reportable operating segments consisting of fully stabilized (same store) communities, newly stabilized communities, lease-up communities, held for sale communities, sold communities and commercial properties. Aggregate company annually recurring and periodically recurring capital expenditures are reported on the line in the Company’s consolidated statements of cash flows entitled “property capital expenditures,” which also includes revenue generating capital expenditures.

Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) interest coverage ratios; (2) fixed charge coverage ratios; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt);  (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; (8) a ratio of consolidated income available for debt service to annual debt service charge; and (9) a debt to annualized income available for debt service ratio. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes and the Company’s unsecured line of credit agreements. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity, and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

The Company uses income available for debt service to calculate certain debt ratios and statistics.  Income available for debt service is defined as net income (loss) before interest, taxes, depreciation, amortization, gains on sales of real estate assets, non-cash impairment charges and other non-cash income and expenses.  Income available for debt service is a supplemental measure of operating performance that does not represent and should not be considered as an alternative to net income or cash flow from operating activities as determined under GAAP, and the Company’s calculation thereof may not be comparable to similar measures reported by other companies, including EBITDA or Adjusted EBITDA.

Property Operating Statistics – The Company uses average economic occupancy, gross turnover, net turnover and percentage increases in rent for new and renewed leases as statistical measures of property operating performance.  The Company defines average economic occupancy as gross potential rent plus other rental fees less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage. Gross turnover is defined as the percentage of leases expiring during the period that are not renewed by the existing residents. Net turnover is defined as gross turnover decreased by the percentage of expiring leases where the residents transfer to a new apartment unit in the same community or in another Post® community. The percentage increases in rent for new and renewed leases are calculated using the respective new or renewed rental rate as of the date of a new lease, as compared with the previous rental rate on that same unit.

Conference Call Information

The Company will hold its quarterly conference call on Tuesday, August 2, 2016 at 10:00 a.m. ET. The telephone numbers are 877-718-5101 for US and Canada callers and 719-325-4748 for international callers.  The access code is 4834533. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com. Click Investors in the top menu, then select either Investor’s Overview or Events Calendar.

The replay will begin at 1:00 p.m. ET on Tuesday, August 2, and will be available until Tuesday, August 9, at 1:00 p.m. ET.  Please click here to register for the replay. A replay of the call also will be archived on Post’s website under Investors/Audio Archives.

About Post

Post Properties, founded 45 years ago, is a leading developer and operator of upscale multifamily communities. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded high density urban and resort-style garden apartments.  Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties has interests in 24,162 apartment units in 61 communities, including 1,471 apartment units in four communities held in unconsolidated entities and 2,630 apartment units in seven communities currently under development or in lease-up.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws.  Examples of such statements in this press release and in the Company’s outlook include expectations regarding apartment market conditions, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, adjusted funds from operations, revenue, operating expenses, net operating income, capital expenditures, depreciation, gains on sales and net income, anticipated development activities (including projected construction expenditures and timing), expectations regarding apartment community sales and the use of proceeds thereof, expectations regarding use of proceeds from unsecured bank credit facilities, expectations regarding share repurchases, and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof.  All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.  Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements.  These statements are based on current expectations and speak only as of the date of such statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K for the year ended December 31, 2015 and in subsequent filings with the SEC; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; uncertainties associated with the Company’s real estate development and construction; uncertainties associated with the timing and amount of apartment community sales; exposure to economic and other competitive factors due to market concentration; future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors;  the Company’s ability to generate sufficient cash flows to make required payments associated with its debt financing; the effects of the Company’s leverage on its risk of default and debt service requirements; the impact of a downgrade in the credit rating of the Company’s securities; the effects of a default by the Company or its subsidiaries on an obligation to repay outstanding indebtedness, including cross-defaults and cross-acceleration under other indebtedness; the effects of covenants of the Company’s or its subsidiaries’ mortgage indebtedness on operational flexibility and default risks; the Company’s ability to maintain its current dividend level; uncertainties associated with the Company’s prior condominium for-sale housing business, including warranty and related obligations; the impact of any additional charges the Company may be required to record in the future related to any impairment in the carrying value of its assets; the impact of competition on the Company’s business, including competition for residents in the Company’s apartment communities and for development locations; the Company’s ability to compete for limited investment opportunities; the effects of any decision by the government to eliminate Fannie Mae or Freddie Mac or reduce government support for apartment mortgage loans; the effects of changing interest rates and effectiveness of interest rate hedging contracts; the success of the Company’s acquired apartment communities; the Company’s ability to succeed in new markets; the costs associated with compliance with laws requiring access to the Company’s properties by persons with disabilities; the impact of the Company’s ongoing litigation with the U.S. Department of Justice regarding the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation; the effects of losses from natural catastrophes in excess of insurance coverage; uncertainties associated with environmental and other regulatory matters; the costs associated with moisture infiltration and resulting mold remediation; the Company’s ability to control joint ventures,  properties in which it has joint ownership and corporations and limited partnerships in which it has partial interests; the Company’s ability to renew leases or relet units as leases expire; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; increased costs arising from health care reform; and any breach of the Company’s privacy or information security systems.  Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and may be discussed in subsequent filings with the SEC.  The risk factors discussed in the Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
OPERATING DATA
Total revenues	$99,721	$95,431	$198,188	$188,862
Net income available to common shareholders	$21,102	$18,688	$40,271	$37,709
Funds from operations available to common
shareholders and unitholders (Table 1)	$43,892	$40,400	$85,751	$78,901

Weighted average shares outstanding - diluted	53,374	54,469	53,486	54,467
Weighted average shares and units outstanding - diluted	53,495	54,590	53,607	54,588

PER COMMON SHARE DATA - DILUTED
Net income available to common shareholders	$0.39	$0.34	$0.75	$0.69

Funds from operations available to common
shareholders and unitholders (Table 1) (1)	$0.82	$0.74	$1.60	$1.44

Dividends declared	$0.47	$0.44	$0.94	$0.84

1)

Funds from operations available to common shareholders and unitholders per share is computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 15 and 14 for the three months and 16 and 15 for the six months ended June 30, 2016 and 2015, respectively.  Additionally, diluted weighted average shares and units include the impact of non-vested shares and units totaling 132 and 138 for the three months and 125 and 128 for the six months ended June 30, 2016 and 2015, respectively, for the computation of FFO per share.  Such non-vested shares and units are considered in the income per share computations under GAAP using the “two-class method.”

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income available to common shareholders	$21,102	$18,688	$40,271	$37,709
Noncontrolling interests - operating partnership unitholders	47	41	89	83
Depreciation on consolidated real estate assets, net	22,440	21,073	44,787	41,985
Depreciation on real estate assets held in
unconsolidated entities	303	300	604	599
Gains on sales of depreciable real estate assets	-	298	-	(1,475)
Funds from operations available to common
shareholders and unitholders	$43,892	$40,400	$85,751	$78,901

Funds from operations - per share and unit - diluted (1)	$0.82	$0.74	$1.60	$1.44

Weighted average shares and units outstanding - diluted (1)	53,627	54,728	53,732	54,716

1)

Diluted weighted average shares and units include the impact of dilutive securities totaling 15 and 14 for the three months and 16 and 15 for the six months ended June 30, 2016 and 2015, respectively.  Additionally, diluted weighted average shares and units include the impact of non-vested shares and units totaling 132 and 138 for the three months and 125 and 128 for the six months ended June 30, 2016 and 2015, respectively, for the computation of FFO per share.  Such non-vested shares and units are considered in the income per share computations under GAAP using the “two-class method.”

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended			Six months ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2016	2015	2016	2016	2015
Total same store NOI	$54,949	$53,663	$54,751	$109,699	$106,601
Property NOI from other operating segments	625	(18)	657	1,283	39
Consolidated property NOI	55,574	53,645	55,408	110,982	106,640
Add (subtract):
Interest income	-	43	1	1	124
Other revenues	283	274	272	555	587
Depreciation	(22,794)	(21,418)	(22,709)	(45,503)	(42,675)
Interest expense	(7,534)	(8,041)	(7,766)	(15,300)	(16,414)
General and administrative	(3,761)	(4,353)	(4,886)	(8,647)	(9,367)
Investment and development	(33)	(275)	(25)	(58)	(510)
Other investment costs	(76)	(154)	(77)	(153)	(288)
Other expenses	(67)	-	(333)	(400)	-
Equity in income of unconsolidated
real estate entities, net	589	568	643	1,232	965
Gains on sales of real estate assets, net	-	(298)	-	-	1,475
Other income (expense), net	(110)	(340)	(395)	(505)	(704)
Net loss on extinguishment of indebtedness	-	-	-	-	(197)
Net income	$22,071	$19,651	$20,133	$42,204	$39,636

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands, except average rental rates)

.	Three months ended			Q2 '16	Q2 '16	Q2 '16
	June 30,	June 30,	March 31,	vs. Q2 '15	vs. Q1 '16	% Same
	2016	2015	2016	% Change	% Change	Store NOI
Rental and other revenues
Atlanta	$ 23,124	$ 22,333	$ 22,756	3.5%	1.6%
Dallas	19,155	18,555	19,050	3.2%	0.6%
Houston	2,804	2,856	2,802	(1.8)%	0.1%
Austin	4,536	4,395	4,513	3.2%	0.5%
Washington, D.C. Metro	15,754	15,520	15,441	1.5%	2.0%
Tampa	11,285	10,824	11,203	4.3%	0.7%
Orlando	6,280	5,943	6,218	5.7%	1.0%
Charlotte	7,132	6,929	6,981	2.9%	2.2%
Raleigh	1,362	1,228	1,278	10.9%	6.6%
Total rental and other revenues	91,432	88,583	90,242	3.2%	1.3%

Property operating and maintenance
expenses (exclusive of depreciation
and amortization)
Atlanta	$ 8,857	$ 8,893	8,948	(0.4)%	(1.0)%
Dallas	8,996	8,389	8,542	7.2%	5.3%
Houston	1,275	1,148	1,261	11.1%	1.1%
Austin	2,286	2,133	2,174	7.2%	5.2%
Washington, D.C. Metro	5,647	5,645	5,506	0.0%	2.6%
Tampa	4,190	3,782	3,843	10.8%	9.0%
Orlando	2,368	2,250	2,369	5.2%	(0.0)%
Charlotte	2,408	2,188	2,297	10.1%	4.8%
Raleigh	456	492	551	(7.3)%	(17.2)%
Total	36,483	34,920	35,491	4.5%	2.8%

Net operating income
Atlanta	14,267	13,440	13,808	6.2%	3.3%	26.0%
Dallas	10,159	10,166	10,508	(0.1)%	(3.3)%	18.5%
Houston	1,529	1,708	1,541	(10.5)%	(0.8)%	2.8%
Austin	2,250	2,262	2,339	(0.5)%	(3.8)%	4.1%
Washington, D.C. Metro	10,107	9,875	9,935	2.3%	1.7%	18.4%
Tampa	7,095	7,042	7,360	0.8%	(3.6)%	12.9%
Orlando	3,912	3,693	3,849	5.9%	1.6%	7.1%
Charlotte	4,724	4,741	4,684	(0.4)%	0.9%	8.6%
Raleigh	906	736	727	23.1%	24.6%	1.6%
Total same store NOI	$ 54,949	$ 53,663	$ 54,751	2.4%	0.4%	100.0%

Average rental rate per unit
Atlanta	$ 1,446	$ 1,391	$ 1,430	4.0%	1.1%
Dallas	1,312	1,275	1,302	2.9%	0.8%
Houston	1,475	1,505	1,486	(2.0)%	(0.8)%
Austin	1,590	1,571	1,584	1.2%	0.4%
Washington, D.C. Metro	1,895	1,893	1,888	0.1%	0.4%
Tampa	1,547	1,476	1,532	4.8%	1.0%
Orlando	1,555	1,486	1,534	4.6%	1.4%
Charlotte	1,322	1,297	1,314	1.9%	0.6%
Raleigh	1,093	1,071	1,083	2.1%	0.9%
Total average rental rate per unit	1,483	1,444	1,471	2.7%	0.8%

Table 3 (con’t)

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands, except average rental rates)

	Six months ended
	June 30,	June 30,	%
	2016	2015	Change
Rental and other revenues
Atlanta	$45,880	$44,186	3.8%
Dallas	38,206	36,870	3.6%
Houston	5,606	5,736	(2.3)%
Austin	9,048	8,685	4.2%
Washington, D.C. Metro	31,195	30,475	2.4%
Tampa	22,488	21,488	4.7%
Orlando	12,498	11,811	5.8%
Charlotte	14,113	13,685	3.1%
Raleigh	2,640	2,415	9.3%
Total rental and other revenues	181,674	175,351	3.6%

Property operating and maintenance
expenses (exclusive of depreciation
and amortization)
Atlanta	$17,805	$17,337	2.7%
Dallas	17,538	16,456	6.6%
Houston	2,536	2,425	4.6%
Austin	4,461	4,199	6.2%
Washington, D.C. Metro	11,153	11,021	1.2%
Tampa	8,033	7,487	7.3%
Orlando	4,737	4,354	8.8%
Charlotte	4,705	4,503	4.5%
Raleigh	1,007	968	4.0%
Total	71,975	68,750	4.7%

Net operating income
Atlanta	28,075	26,849	4.6%
Dallas	20,668	20,414	1.2%
Houston	3,070	3,311	(7.3)%
Austin	4,587	4,486	2.3%
Washington, D.C. Metro	20,042	19,454	3.0%
Tampa	14,455	14,001	3.2%
Orlando	7,761	7,457	4.1%
Charlotte	9,408	9,182	2.5%
Raleigh	1,633	1,447	12.9%
Total same store NOI	$109,699	$106,601	2.9%

Average rental rate per unit
Atlanta	$1,438	$1,382	4.1%
Dallas	1,307	1,269	3.0%
Houston	1,481	1,510	(1.9)%
Austin	1,587	1,570	1.1%
Washington, D.C. Metro	1,891	1,903	(0.6)%
Tampa	1,540	1,468	4.9%
Orlando	1,544	1,480	4.3%
Charlotte	1,318	1,292	2.0%
Raleigh	1,088	1,067	2.0%
Total average rental rate per unit	1,477	1,440	2.6%

Table 4

Computation of Debt Ratios

(In thousands)

	As of June 30,
	2016	2015
Total real estate assets per balance sheet	$2,246,848	$2,151,111
Plus:
Company share of real estate assets held in unconsolidated entities	57,285	57,337
Company share of accumulated depreciation - assets held in unconsolidated entities	16,626	14,982
Accumulated depreciation per balance sheet	1,068,791	979,505
Total undepreciated real estate assets (A)	$3,389,550	$3,202,935

Outstanding principal value of total consolidated debt	$935,861	$891,004
Plus:
Company share of outstanding principal value of debt held in unconsolidated entities	49,531	49,531
Total outstanding principal value of debt (adjusted for joint venture partners' share of debt) (B)	$985,392	$940,535

Total outstanding principal value of debt as a % of undepreciated real estate assets
(adjusted for joint venture partners' share of debt) (B÷A)	29.1%	29.4%

Outstanding principal value of total consolidated debt	$935,861	$891,004
Plus:
Company share of outstanding principal value of debt held in unconsolidated entities	49,531	49,531
Preferred shares at liquidation value	43,392	43,392
Total outstanding principal value of debt and liquidation value of preferred equity (adjusted
for joint venture partners' share of debt) (C)	$1,028,784	$983,927

Total outstanding principal value of debt and liquidation value preferred equity as a % of
real estate assets (adjusted for joint venture partners' share of real estate assets and debt) (C÷A)	30.4%	30.7%